Exhibit 10.10

NIMALEX, LLC

1 Mifflin Place Suite 310
Cambridge, MA 02138

March 17th, 2006

E. Langley Steinert
138 Partridge Lane
Concord, MA 01742

Dear Langley:

We are pleased to extend to you this offer of employment to become an at-will employee of Nimalex LLC (“Nimalex”), in the position of Chief Executive Officer reporting to the Board of Directors of Nimalex (the “Board”). The following terms shall be applicable to your employment with Nimalex commencing upon the closing date of Unit Purchase Agreement by and among Nimalex, the Founders and Investors listed therein (the “Closing”).

1.             Base Salary. In consideration of your employment with Nimalex, Nimalex will pay you a base salary at a rate as determined by the Board per year, such payment to be made as customarily disbursed by Nimalex to its employees. Along with other employees of Nimalex, your base salary will be reviewed for readjustment on an annual basis. Your initial base salary shall be $125,000, pro rated for service of two days a week until you join Nimalex full time.

2.             Benefits. You shall be entitled (to the extent you meet the eligibility criteria under each program) to participate in all Nimalex benefit programs that are offered to Nimalex employees.

3.             Nondisclosure, Developments and Non-Competition Agreement. Prior to the Closing and as a condition to your employment with Nimalex, you agree to sign a copy of the Nimalex Non-Disclosure, Developments and Non-Competition Agreement, a copy of which is attached as Exhibit A hereto.

4.             At-Will Employment. While we look forward to a long and mutually beneficial relationship, please know that you are not being offered employment for a definite period of time and that either you or Nimalex may terminate the employment relationship at any time and for any reason without prior notice. Nothing in this offer to you of compensation or benefits should be interpreted as creating anything other than an at-will employment relationship.

Sincerely,

NIMALEX LLC

By:	/s/ E. Langley Steinert
Name: E. Langley Steinert
Title: CEO

Acknowledged and Agreed as of the date first written above:

/s/ E. Langley Steinert
E. Langley Steinert

[Intentionally Omitted]
Social Security Number